Exhibit 10.1

Two Year Employment Agreement Addendum

ScanSource, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) effective July 1, 2004, with Jeffery A. Bryson (the “Employee”). The Company and the Employee seek to amend the Agreement through this Employment Agreement Addendum (the “Addendum”) as permitted under paragraph 13 subsection (g) of the Agreement.

Specifically, the parties seek to amend the Agreement to replace Exhibit A as attached to the original Agreement and referenced in paragraph 4 in its entirety and substitute the new Exhibit A attached hereto.

The new Exhibit A acknowledged and agreed to in this Addendum are the only modifications to the Agreement. This Addendum shall not otherwise effect any rights or obligations of the parties. Except as provided herein the Agreement shall remain in full force and effect.

Acknowledged and Agreed

Effective January 1, 2006

On Behalf Of ScanSource, Inc.		On Behalf Of Employee

By:	Michael L. Baur	By:	Jeffery A. Bryson
Its:	CEO & President	Title:	Executive VP of Administration

Exhibit 10.1

EXHIBIT A to EMPLOYMENT AGREEMENT

Executive:	Jeffery A Bryson

Title:	Executive Vice President, Administration & Investor Relations

Employment period date:	to June 30, 2006

Base Salary:	$200,000 annually

Variable Compensation earned in 2006 shall be based on the following:

The amount of variable pay is determined based on ScanSource, Inc. consolidated operating income and return on invested capital (ROIC). The 2006 “target” amount under this program is $50,000. The actual amount may be more or less depending on actual operating income and ROIC achieved. Amounts earned will be paid quarterly after the Company’s earnings release.

Days of Paid Vacation per Fiscal Year:	Approving Person:
20	CEO

Executive Notice Address:

102 Robin Road

Greenville,	SC 29609